Exhibit 10.1
AMENDMENT TO
SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED
WHEREAS, subject to approval by the stockholders of Sonus Networks, Inc. (the “Company”), the Company desires to amend the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (the “2007 Plan”), in the manner set forth below (the “Amendment”).
NOW THEREFORE, in accordance with Section 11(d) of the 2007 Plan, the 2007 Plan is hereby amended as follows:

1.	Section 4(a) of the 2007 Plan is hereby amended by deleting the first sentence of the first paragraph thereof in its entirety and substituting the following in lieu thereof:
“Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) reserved for Awards under the Plan is equal to 15,676,713, which amount includes the 1,096,173 shares of Common Stock (i) previously reserved for issuance under the Company’s 2008 Stock Incentive Plan and the Company’s 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the “Acquired Plans”) that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code).”

2.	Section 4(b) of the 2007 Plan is hereby deleted in its entirety and replaced with the following:
“(b) Share Count.  Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards will count against the shares of Common Stock available for issuance under the Plan as 1.61 shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as 1.61 shares when determining the number of shares that shall again become available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of common stock issued pursuant to full value awards count against the shares of common stock available for issuance hereunder as 1.61 shares for every one share issued in connection with such award; however, the shares subject to awards that were outstanding (i) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.57 for every share awarded, and (ii) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded.”

3.	Section 10(f) of the 2007 Plan is hereby amended to add the following at the beginning of such Section:
“Subject to Section 10(h),”

4.	Section 10(h) of the 2007 Plan is hereby deleted in its entirety and replaced with the following:
“(h) Acceleration. The Board may, at any time, provide that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant or (B) in connection with an Acquisition.”

5.	A new Section 10(j) shall be added to the 2007 Plan, as follows:
“(j) Limitations on Vesting. Subject to Section 10(h) and notwithstanding anything to the contrary in the Plan, no Award shall vest earlier than the first anniversary of its date of grant. The foregoing sentence shall not apply to an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a).”

6.
The Amendment shall be effective upon approval of the stockholders of the Company at the Company’s 2015 annual meeting of stockholders and shall only be applicable with respect to Awards granted after such approval. If the Amendment is not so approved at such meeting, then the amendments to the 2007 Plan set forth herein shall be void ab initio.

7.	Except as herein above provided, the 2007 Plan is hereby ratified, confirmed and approved in all respects.